2014 Warrant

FIRST AMENDMENT TO

WARRANT TO PURCHASE COMMON STOCK

This First Amendment (the “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into effective as of [___________], 2019 (the “Effective Date”), by and between Pure Bioscience, Inc., a Delaware corporation (the “Company”) and the undersigned (the “Warrantholder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, the Company issued the Warrantholder the Warrant to purchase [______] shares of Common Stock on or around [____], 2014 and the Company and Warrantholder desire to amend the Warrant as set forth herein to induce the exercise thereof.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Warrant Price. The exercise price contained in the heading of the Warrant, defined as “Warrant Price” is hereby amended and restated to be $[__] per share of Common Stock.

2. Exercise of Warrant . Section 1 of the Warrant is hereby amended and restated in its entirety as follows:

“(a) General. The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Expiration Date of all of the following: (i) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form reasonably acceptable to the Company) for cancellation and (ii) cash in the amount equal to the Warrant Price multiplied by the number of Warrant Shares. The cash may be tendered in the form of a check payable to Pure Bioscience, Inc. or by wire transfer to Pure Bioscience, Inc. The exercise price of the Warrant must be properly delivered, before the Expiration Date to: Pure Bioscience, Inc.

(b) Upon the exercise of this Warrant in compliance with the provisions of Section 1(a), as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise, but not later than three (3) business days after such exercise.

(c) No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the rights under this Warrant. In lieu of such fractional share to which the Warranthholder would otherwise be entitled, the Company shall make a cash payment equal to the Exercise Price multiplied by such fraction.

The term “Expiration Date” means the date hereof.

3. Adjustments. Section 2 of the Warrant is hereby deleted in its entirety and replaced with “Reserved”.

4. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

5. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6. No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Warrant to Purchase Common Stock as of the date first above written.

PURE BIOSCIENCE, INC.

By:
Name:	Henry Lambert
Title:	Chief Executive Officer

[Investor Name]

By:
Name:
Title: